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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ------------

                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (Amendment No. 4)



                             BOOKS-A-MILLION, INC.
                   -----------------------------------------
                               (Name of Issuer)




                    COMMON STOCK, $.01 PAR VALUE PER SHARE
                   -----------------------------------------
                        (Title of Class of Securities)




                                 098570-10-4
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See rule 13d-1(a) for other parties to whom copies are to be sent.

                       (Continued on following pages.)




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
CUSIP NO. 098570-10-4                     13G                 PAGE 2 OF 5 PAGES
  (1)     NAMES OF REPORTING PERSON:  CLYDE B. ANDERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          -------------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]

          -------------------------------------------------------------------------

  (3)     SEC USE ONLY

          -------------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

          -------------------------------------------------------------------------

                       (5)     SOLE VOTING POWER  1,934,300
  NUMBER OF
   SHARES              ------------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER  100,000
  OWNED BY
    EACH               ------------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER   1,934,300
 PERSON WITH
                       ------------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER  100,000

                       ------------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  2,034,300

          -------------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          -------------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  11.7%

          -------------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON:  IN

          -------------------------------------------------------------------------

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ITEM 1(a).      NAME OF ISSUER:

                Books-A-Million, Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                402 Industrial Lane
                Birmingham, Alabama  35211

ITEM 2(a)       NAME OF PERSON FILING: Clyde B. Anderson

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                402 Industrial Lane
                Birmingham, Alabama  36211

ITEM 2(c).      CITIZENSHIP:

                United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share

ITEM 2(3).      CUSIP NUMBER:  098570-10-4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                (a)     [ ] Broker or dealer registered under Section 15 of the
                            Act,

                (b)     [ ] Bank as defined in Section 3(a)(6) of the Act,

                (c)     [ ] Insurance Company as defined in Section 3(a)(19) of
                            the Act

                (d)     [ ] Investment Company registered under Section 8 of
                            the Investment Company Act,

                (e)     [ ] Investment Adviser registered under Section 203 of
                            the Investment Advisers Act of 1940,

                (f)     [ ] Employee Benefit Plan, Pension Fund which is
                            subject to the provisions of the Employee
                            Retirement Income Security act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                (g)     [ ] Parent Holding Company, in accordance with Rule
                            13d-1(b)(ii)(G); see Item 7,

                (h)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                Not applicable.

                                      3

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ITEM 4.    OWNERSHIP.

           (a)  Amount beneficially owned: 2,034,300

           (b)  Percent of class: 11.7%

           (c)  Number of shares as to which such person has:

                (i)     Sole power to vote or to direct the vote: 1,934,300

                (ii)    Shared power to vote or to direct the vote: 100,000

                (iii)   Sole power to dispose or to direct the disposition of:
                        1,934,300

                (iv) Shared power to dispose or to direct the disposition of: 100,000

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. / /

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10.   CERTIFICATION.

           Not Applicable.




                    [Signature appears on following page.]


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                                  SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        2-3-97
                                          -------------------------------------
                                                        (Date)

                                                /s/ Clyde B. Anderson
                                          -------------------------------------
                                                       (Signature)


                                                    Clyde B. Anderson
                                          President and Chief Executive Officer
                                          -------------------------------------
                                                       (Name/Title)






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